Exhibit 99.1

Syntel Reports First Quarter 2016 Financial Results

Highlights:

•	Q1 revenue of $241.4M, up 9% from year-ago quarter, down 5% sequentially

•	Q1 EPS of $0.63 per diluted share, up 32% from year-ago quarter, down 29% sequentially

•	Q1 cash & short term investments of $1.08B

•	Global Headcount of 24,496 on March 31, 2016, versus 24,534 in the year ago quarter

TROY, Mich. – April 21, 2016 – Syntel, Inc. (Nasdaq:SYNT), a global provider of digital transformation, information technology and knowledge process services to Global 2000 companies, today announced financial results for the first quarter, ended March 31, 2016.

First Quarter Financial Highlights

Syntel’s revenue for the first quarter increased nine percent to $241.4 million from $220.6 million in the prior-year period, and declined five percent from $254.6 million in the fourth quarter of 2015. During the first quarter, Banking and Financial Services accounted for 50.3 percent of total revenue, with Retail, Logistics and Telecom at 16.4 percent, Healthcare and Life Sciences at 15.9 percent, Insurance at 12.7 percent, and Manufacturing at 4.7 percent.

The Company’s gross margin was 37.2 percent in the first quarter, compared to 35.7 percent in the prior-year period and 41.8 percent in the fourth quarter of 2015. Selling, General and Administrative (SG&A) expenses were 12.3 percent of revenue in the first quarter, compared to 16 percent in the prior-year period and 11 percent in the previous quarter.

The first quarter income from operations was 24.9 percent of revenue as compared to 19.7 percent in the prior-year period and 30.8 percent in the fourth quarter. The sequential decline in operating margin during the first quarter primarily reflects the impact of lower revenue, higher compensation-related expense and currency-related balance sheet translations.

Net income for the first quarter was $53.1 million or $0.63 per diluted share, compared to $40 million or $0.48 per diluted share in the prior-year period and net income of $74.2 million or $0.88 per diluted share in the fourth quarter of 2015.

During Q1, Syntel spent $3.4 million in CAPEX, largely in support of campus infrastructure, and finished the quarter with cash and short-term investments of $1.08 billion. The Company ended the quarter with 24,496 employees globally.

Operational Highlights

“Our customers remain focused on transforming their businesses, however, the market volatility seen during the first quarter led to elongated decision cycles on full-year budgets,” said Syntel CEO and President Nitin Rakesh. “There is a clear need for partners who can help companies execute strategic initiatives while also managing the cost of ownership of IT investments across their organizations. Syntel’s capabilities in digital enablement and modernization and our SyntBots recursive automation platform are helping customers strike the right balance between these competing priorities.”

“On the strength of our offerings, we expanded our footprint with strategic customers last quarter and identified additional ways to build on these critical relationships. Syntel’s ongoing investments in domain-centric capabilities underscore our commitment to the long-term success of our customers,” said Rakesh. “While growth in our insurance industry group remained weak this quarter, the health of the underlying pipeline continues to give us confidence that this segment will begin to recover in a few quarters.”

2016 Guidance

Based on current visibility levels and an exchange rate assumption of 66.50 Indian rupees to the dollar, the Company currently expects 2016 revenue of $1,010 million to $1,040 million and EPS in the range of $2.55 to $2.80.

Syntel to Host Conference Call

Syntel will discuss its first quarter 2016 results today on a conference call at 10:00 a.m. (EDT). To listen to the call, please dial (877) 837-3915 in the US/Canada or (973) 638-3495 internationally. The call will also be broadcast live via the Internet at Syntel’s web site: investor.syntelinc.com. Please access the site at least 15 minutes prior to the call to register and download any necessary software. A replay will be available until April 28, 2016 by dialing (855) 859-2056 and entering “89695872”. International callers may dial (404) 537-3406 and enter the same passcode.

About Syntel

Syntel (Nasdaq:SYNT) is the global leader in digital modernization services, with a core suite of automation-driven IT and knowledge process services. Syntel helps global enterprises thrive in the Two-Speed World™ by building agile, efficient technology infrastructures that blend legacy business models with disruptive digital innovations. Syntel’s recursive automation platform, SyntBots®, enables clients to manage, migrate, and modernize their business and technology ecosystems. Syntel believes in a “Customer for Life” philosophy to build collaborative partnerships and creates long-term business value for its clients by investing in IP, solutions and industry-focused delivery teams with deep domain knowledge.

To learn more, visit us at: www.syntelinc.com

Safe Harbor Provision

This news release may include forward-looking statements, including those with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 or from other factors not currently anticipated.

Contacts:

North America/Europe: Jon Luebke, Syntel, 248/619-3503, jon_luebke@syntelinc.com

Europe and International: Rani Gill, Flame PR, +44 0203 357 9746, Syntel@flamepr.com

# # #

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED MARCH 31,
	2016	2015

Net revenues	$241,390	$220,599
Cost of revenues	151,666	141,785

Gross profit	89,724	78,814
Selling, general and administrative expenses	29,677	35,382

Income from operations	60,047	43,432

Other income, net	4,096	9,338

Income before provision for income taxes	64,143	52,770

Income tax expense	11,086	12,749

Net income	$53,057	$40,021

Other Comprehensive Income

Foreign currency translation adjustments	$(1,240)	$10,626

Unrealized gains on securities:
Unrealized holding gains arising during period	1,915	3,440
Reclassification adjustment for gains included in net income	(21)	(1,868)

	1,894	1,572

Defined benefit pension plans:
Net Profit arising during period	—	—
Amortization of prior service cost included in net periodic pension cost	16	25

	16	25

Other comprehensive income, before tax	670	12,223
Income tax expenses related to Other Comprehensive Income	(735)	(486)

Other comprehensive income (loss), net of tax	(65)	11,737

Comprehensive Income	$52,992	$51,758

EARNINGS PER SHARE:
Basic	$0.63	$0.48
Diluted	$0.63	$0.48

Weighted average common shares outstanding:

Basic	84,112	83,907

Diluted	84,266	84,127

SYNTEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	(Unaudited) March 31, 2016	(Audited) December 31, 2015

ASSETS

Current assets:
Cash and cash equivalents	$658,454	$500,499
Short term investments	425,683	540,045

Accounts receivable, net of allowance for doubtful accounts of $622 at March 31, 2016 and December 31, 2015, respectively	108,641	136,926
Revenue earned in excess of billings	48,527	30,448
Deferred income taxes and other current assets	50,182	44,575

Total current assets	1,291,487	1,252,493

Property and equipment	221,096	217,922
Less accumulated depreciation and amortization	115,068	112,146

Property and equipment, net	106,028	105,776

Goodwill	906	906

Non current Term Deposits with Banks	229	77

Deferred income taxes and other non current assets	68,489	64,018

TOTAL ASSETS	$1,467,139	$1,423,270

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current liabilities:
Accrued payroll and related costs	$49,934	$60,339
Income taxes payable	11,906	11,305
Accounts payable and other current liabilities	40,326	37,892
Deferred revenue	3,817	7,716
Loans and borrowings	129,977	129,981

Total current liabilities	235,960	247,233

Other non current liabilities	17,899	17,592

TOTAL LIABILITIES	253,859	264,825

SHAREHOLDERS’ EQUITY

Total shareholders’ equity	1,213,280	1,158,445

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,467,139	$1,423,270